Exhibit 1.2

Number: BC0206251 BRITISH COLUMBIA The Best Place on Earth CERTIFICATE OF CHANGE OF NAME BUSINESS CORPORAT/ONS ACT I Hereby Certify that ELKHORN GOLD MINING CORPORATION changed its name to TULLOCH RESOURCES LTO. on October 12, 2011 at 01:23 PM Pacific Time. Issued under my hand at Victoria, British Columbia On October 12, 2011 RON TOWNSHEND Registrar of Companies Province of British Columbia Canada